EXHIBIT 99

    Temecula Valley Bancorp Announces 56% Increase in Year To Date
                               Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--July 15, 2004--Temecula Valley Bancorp (OTCBB:TMCV) announced second quarter earnings of $2,646,626 for the period ending June 30, 2004. For the six months ended June 30, net income increased 56% over the same period last year. Earnings for the first half of 2004 were $5,218,775 compared to $3,343,959 for the first six months of 2003.
    "We are pleased with the outstanding operating results for the first half of 2004 and look forward to continuing our momentum for a record second half of 2004," said Stephen H. Wacknitz, President/CEO/Chairman of the Board.
    As of June 30, 2004, total assets grew over 36% to $527,794,000 compared to $388,056,000 at June 30, 2003. Total loans outstanding increased 39% to $448,229,000 compared to $322,347,000 at the same period last year, and deposits increased 28% to 452,359,000 up from $352,357,000 at the end of the second quarter of 2003. At June 30, 2004, shareholder equity was $36,910,000, a 52% increase from $24,292,000, at the second quarter of 2003, resulting in a Tier 1 leverage capital ratio of 9.78%. For the second quarter the return on average assets was 2.16% and the return on average equity was 30.60%. For the six-month period, the return on average assets was 2.23% and the return on average equity was 31.79%.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, CA, Fresno CA, Chico, CA, Anaheim Hills, CA, Bellevue, WA, Gurnee, IL, Westlake, OH, Ocean City, NJ, Tampa/St. Petersburg, FL, Coral Springs, FL, Jacksonville, FL and Atlanta, GA. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet website can be reached at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


                     TEMECULA VALLEY BANCORP INC.
                            FINANCIAL DATA
                               JUNE 2004


                     JUNE 30       JUNE 30       INCREASE/(DECREASE)
                   -------------------------  ------------------------
                      2004          2003         AMOUNT        PERCENT
                      ----          ----         ------        -------

Total Assets       $527,794,000 $388,056,000  $139,738,000        36%

Total Loans        $448,229,000 $322,347,000  $125,882,000        39%

Total Deposits     $452,359,000 $352,357,000  $100,002,000        28%

Shareholder Equity  $36,910,000  $24,292,000   $12,618,000        52%


Tier One Leverage
 Capital Ratio             9.78%        8.33%

Annualized Net Loan
 Charge-offs               0.16%        0.21%
(Recoveries) as a
percent of Average Loans


                       THREE MONTHS ENDED         SIX MONTHS ENDED
                            JUNE 30                    JUNE 30
                     -----------------------    ---------------------
                        2004         2003          2004       2003
                        ----         ----          ----       ----
Income before
 Income Taxes        $4,484,194   $3,121,936    $8,841,439 $5,658,931

Provision for
 Income Taxes        $1,837,568   $1,273,256    $3,622,664 $2,314,972

Net Income (Loss)    $2,646,626   $1,848,680    $5,218,775 $3,343,959

Per Share - Basic         $0.32        $0.24         $0.63      $0.44

Per Share - Diluted       $0.28        $0.21         $0.56      $0.39

Annualized Return
 on Average Assets         2.16%        2.00%         2.23%      1.90%

Annualized Return
 on Average Equity        30.60%       32.67%        31.79%     31.06%

Shares Outstanding    8,608,538    7,926,630     8,608,538  7,926,630
Average Shares
 Outstanding          8,393,061    7,658,310     8,315,418  7,588,390
Average Shares &
 Equivalents          9,309,436    8,773,854     9,272,054  8,672,872

All share and per share data adjusted for a two for one stock split effective December 2003.


    CONTACT: Temecula Valley Bancorp Inc.
             Stephen H. Wacknitz, 909-694-9940